KPMG LLP

Two Manhattan West

375 9th Avenue, 17th Floor New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 20, 2024, with respect to the financial statements of BNY Mellon Tax Managed Growth Fund, as of October 31, 2024, incorporated herein by reference and to the reference to our firm under the heading “Financial Highlights” in the Prospectus.

New York, New York February 20, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.